As filed with Securities and Exchange Commission on December 10, 1999


                                                     Registration No. 333-90017
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                                 ---------------

                                 AMENDMENT NO.1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                          DATA SYSTEMS & SOFTWARE INC.
             (Exact name of registrant as specified in its charter)




  DELAWARE                                                     22-2786081
 (State of                                                  (I.R.S. Employer
incorporation)                                              Identification No.)


                                  200 ROUTE 17
                                MAHWAH, NJ 07430
                                 (201) 529-2026
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                               GEORGE MORGENSTERN
                          DATA SYSTEMS & SOFTWARE INC.
                                  200 ROUTE 17
                            MAHWAH, NEW JERSEY 07430
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                                 SHELDON KRAUSE
                    EHRENREICH EILENBERG KRAUSE & ZIVIAN LLP
                               11 EAST 44TH STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 986-9700
                           --------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. __

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

-----

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                           --------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
Title of each class     Amount to be          Proposed maximum     Proposed maximum      Amount of
of securities to be     registered            offering price per   aggregate offering    registration  fee
registered                                    share                price
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock, par       250,000(1)            $3.31(2)             $827,500              $243.25
value $.01 per share
("Common Stock")
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock            100,000(1)            $3.06(2)             $306,000              $85.07
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock            20,000(1)             $3.06(2)             $61,200               $17.01
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock            1,304,526(3)          $2.3125(4)           $3,016,716            $838.65
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock            573,134(3)(5)         $3.164(6)            $1,813,396            $504.12
----------------------- --------------------- -------------------- --------------------- --------------------
Total                                                                                    $1,688.10(7)
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Shares which may be sold by Selling Security Holders following exercise of certain outstanding warrants.

(2) Pursuant to Rule 457(g), calculated upon the basis of the exercise price of the warrants.


(3) Shares which may be sold by selling security holders following conversion of certain convertible subordinated debentures or issuance of shares in lieu of default interest.

(4) Pursuant to Rule 457(c), calculated on the initial filing date upon the basis of the average of the high and low prices of the Common Stock, as quoted through the NASDAQ National Market, on October 27, 1999.


(5) Represents additional shares to be included in the offerings contemplated hereby being registered in Amendment No. 1 to the Registration Statement.

(6) Pursuant to Rule 457(c), calculated upon the basis of the average of the high and low prices of the Common Stock, as quoted through the NASDAQ National Market, on December 6, 1999.


(7) A filing fee of $1,183.98 was paid in connection with the initial filing of this Registration Statement.

                            ------------------------


To the extent permitted by Rule 416 under the Securities Act, this Registration Statement also covers any additional shares of our Common Stock that we may be required to issue pursuant the terms of the debentures or the warrants described above by reason of any change in the conversion price or any adjustment necessary to reflect any stock split, stock dividend or similar transaction involving our Common Stock.


The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS
                (Subject to completion, dated December 10, 1999)


                          DATA SYSTEMS & SOFTWARE INC.
                                  COMMON STOCK

     Certain of our security holders may offer, from time to time, shares of our common stock. Data Systems & Software is not offering any shares.

                           Shares That May be Offered

     The selling security holders may offer up to 2,247,660 shares of our Common Stock. None of these shares are currently outstanding. However, the selling security holders may acquire these shares in the future. These shares include 370,000 shares that may be acquired pursuant to outstanding warrants and 1,877,660 shares that may be acquired pursuant to the terms of outstanding convertible debentures. The conversion price for the debentures will be based on the market price at the time of conversion. We do not know the actual number of shares that will be issued upon conversion of the debentures. We have included two times the number of shares that would have been issued if converted on October 27, 1999. This is an arbitrary number and is not indicative of the actual number of shares that will be issued.

                                 Method of Sale

     The selling security holders may, from time to time, sell shares:

     o through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise;

     o directly to purchasers or through agents, brokers, dealers or underwriters; and

     o at market prices prevailing at the time or sale, at prices related to the prevailing market prices, or at negotiated prices.


     Our common stock is listed on the Nasdaq National Market under the symbol "DSSI." On December 6, 1999 the closing price of the common stock was $3.25 per share.


     Investing in our securities involves certain risks. You should consider the "Risk Factors" beginning on page 1 in deciding whether to buy any common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus in truthful or complete. Any representation to the contrary is a criminal offense.



                The date of this Prospectus is December 10, 1999.

                                TABLE OF CONTENTS

                                                                            PAGE

Risk Factors..................................................................1

Selling Security Holders......................................................8

Use of Proceeds...............................................................9

Plan of Distribution..........................................................9

Legal Matters.................................................................10


Experts ......................................................................10


Where You Can Find More Information...........................................10

Information Incorporated by Reference.........................................11

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negatives thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                                  RISK FACTORS

     Investing in this company entails substantial risk. You should consider the following risks and other information contained in this prospectus, information incorporated by reference, and information which we file with the Securities and Exchange Commission from time to time. The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.

     GENERAL

We Have a History of Operating Losses and May Not be Able to Continue Operations if We do Not Generate Positive Cash Flow.

     We are experiencing and have in the past experienced operating losses. We do not currently expect our operations to generate sufficient revenues to cover our anticipated operating costs during the remainder of 1999 and therefore expect to operate at a cash flow deficit during such period. If we are unable to generate sufficient revenues to fund our activities in the longer term, we may not be able to continue our operations as currently conducted.

We Will Need Additional Capital to Fund our Operations.

     Although we believe that we have sufficient liquidity to fund our activities in the short-term, we will require additional financing to fund our operations, particularly the activities of the data communications solutions for utilities segment. If we are unable to obtain financing on commercially reasonable terms, we may have to curtail or discontinue certain of our activities. We may not be able to obtaining the financing necessary to continue our operations as currently conducted.

Our Operating Results May Fluctuate Significantly.

     Our operating results may fluctuate significantly in the future due to a variety of factors, some of which are outside of the Company's control, including the following:

o general economic conditions and economic conditions in the semiconductor and utility industries, particularly;

o    the effects of governmental regulations and regulatory changes;

o capital expenditures and other costs relating to the expansion of our operations;

o the rate at which we are able to develop and introduce to production new products and processes;

o the rate at which established utilities, other utility industry participants and utility customers enter into new contracts;

o    seasonality within the utility and other industries;

o    market cycles within the semiconductor industry; and

o    prices charged by suppliers.


Your Investment Is Subject to Significant Dilution Upon Conversion of Outstanding Debentures; The Dilution Will Increase if the Market Price for the Stock Declines

     In October 1999, we issued $2 million aggregate principal amount of subordinated debentures that may be converted at any time before October 12, 2002 into shares of our Common Stock. The number of shares issuable upon conversion depends on the conversion price at the time of conversion, and the conversion price of the debentures depends on the market price for the Common Stock at that time. The lower the market price, and therefore, the conversion price, the more shares will be issued. Because the conversion price is subject to change, we cannot know at this time the number of shares of Common Stock that will be issued upon conversion of the debentures. If the holder of the debentures had elected to convert the entire amount on December 1, 1999, the conversion would have resulted in the issuance of 765,185 shares, or 9.3% of the shares outstanding, including those shares issued pursuant to the conversion. If the market price for the Common Stock were to drop significantly, the number of shares issuable upon conversion would rise and could result in even more significant dilution of your investment. There is no limit on how low the conversion price can go. Shareholder approval is required if the conversion would result in the issuance of in excess of 19.9% of the shares outstanding at the time of conversion.


Our Markets are Subject to Rapid Technological Change.

     The markets for our products and services are characterized by rapid technological change. We will need to invest in continued product and/or process development in order to keep pace with changing technologies. We may not have adequate resources to invest in development, and our development efforts may not be successful.

Our Markets are Highly Competitive.

     All of our markets are highly competitive. We compete with large and small, foreign and domestic competitors, some of whom have greater marketing and other resources, larger capacity, lower costs and/or longer operating histories. Competition in all of these markets, particularly within the semiconductor market, has resulted in significant pressure to reduce prices.

We Depend Upon the Intellectual Property of Third Parties.

     Certain of our activities make use of intellectual property owned by third parties. We believe that we are in compliance with the licensing agreements and that the licensing agreements adequately protect our rights. Failure to maintain our licenses could have a material adverse effect on our business.

We May be Subject to Intellectual Property Rights Disputes.

     Our ability to compete successfully depends in part on our ability to operate without infringing on the proprietary rights of others. There are no pending lawsuits against us regarding the infringement of existing patents or intellectual property rights. However, our Tower Semiconductor Ltd. affiliate has been approached by two separate parties who alleged that Tower was infringing on certain semiconductor production patents owned by those parties.

Tower obtained a license from one party without royalty or other payment and is negotiating with the other party. The claims of this party and possible future infringement claims could harm our business and financial condition.

Exchange Rate Fluctuations May Affect the Cost of our Israeli Operations.

     A significant portion of our sales and expenses are in New Israeli Shekels ("NIS"). The dollar cost of our operations in Israel will be increased if the rate of inflation in Israel is not offset (or is offset on a lagging basis) by the devaluation of the NIS in relation to the dollar.

Our Failure to Comply with Environmental Regulations Could Seriously Harm Our Company.

     Certain of our businesses, particularly the activities of our Tower Semiconductor Ltd. affiliate, are subject to a variety of laws and governmental regulations in the U.S. and Israel relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production processes. While we believe that we are currently in compliance in all material respects with applicable laws and regulations, if we fail to use, discharge or dispose of hazardous materials appropriately, our company could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations. In addition, we could be required to pay for the cleanup of our properties if they are found to be contaminated even if we are not responsible for the contamination. We maintain insurance policies to guard against losses resulting from environmental harm caused by our company. While we believe our insurance coverage is adequate, we cannot assure you that it would be sufficient to cover all our potential losses.

We Depend on the Services of a Few Key Employees.

     We depend on our key management and technical employees. The loss of certain managers could diminish our ability to develop and maintain relationships with customers and potential customers. The loss of technical personnel could harm our ability meet development and implementation schedules. We do not maintain a "key man" life insurance policy on any of our executives or employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense. If we fail to attract or retain highly qualified technical and managerial personnel in the future, our business could be disrupted.

Year 2000 Problems May Harm our Business.

     Many existing computer systems and applications may not function properly when using dates beyond December 31, 1999. We are engaged in a program to address year 2000 issues throughout the company. To date, we believe that we have identified all systems that are implicated. We are working, in conjunction with our vendors, where possible, to identify and solve potential year 2000 problems. Specifically, Tower is implementing vendor-supplied upgrades or replacements of the software that controls the fab system, machinery and equipment. We do not anticipate that the cost of year 2000 compliance will be material. We cannot assure you that we have identified or will be able to correct all potential year 2000 problems, or that our key suppliers and customers have done so. If we or our key suppliers or customers fail to cure any year 2000 compliance problems, our business could be seriously harmed.

     RISKS RELATED TO THE DATA COMMUNICATIONS SOLUTIONS FOR UTILITIES SEGMENT

     We have made a significant investment into our data communications solutions for utilities segment, which develops and markets systems offering two-way automated meter reading and related data management capability to utilities, other utility industry participants and utility customers. Although the revenue base of the segment has improved, to date this segment has generated limited revenue and has operated at a loss. We expect to continue our investment in the data communications solutions for utilities business. The activities of this segment are subject to many risks, including the following:

We Depend Upon the Utility Market.

     The automation of utility meter reading and data distribution is a relatively new and rapidly changing market. We believe that, as the utility industry becomes more competitive through various deregulation and privatization initiatives, the need for more accurate, timely and efficient collection of consumption and other operating data will accelerate the adoption of automated meter reading, data collection and data distribution systems and techniques. However, this is entirely dependent upon decisions made by utilities, other utility industry participants and utility customers over whom we have no control. We cannot accurately predict the size of our market or its potential growth.

The Regulatory Environment is Uncertain.

     The electric utility industry is undergoing significant deregulation, which we expect to include requirements or incentives for utility companies to implement programs using automated meter reading and data distribution. However, the pace of deregulation and privatization has not been as rapid as expected. In addition, the results of deregulation are uncertain, and privatization may not result in the mandates or incentives for the types of services for which automated meter reading is necessary. If the state and federal regulation does not provide these requirements or incentives, the market for data communications solutions for utilities may not develop. To date, only a limited number of utilities have made purchase commitments for automated meter reading and data distribution systems.

Utility Customers May Not Adopt Our Solutions.

     The systems offered by our data communications solutions for utilities segment are just possible solutions for automated meter reading and data management. There are many alternative solutions, and we cannot predict what share of the market we will obtain. Competing systems have been and likely will continue to be selected by certain utilities and other potential clients. If our potential customers do not adopt our technology or do so less rapidly than we expect, our future financial results, our ability to achieve positive cash flow or profitability, will be adversely affected.

We May Encounter Difficulties in Implementing our Technology, Products and Services.

     Problems may occur in the implementation of our technology, products or services, and we may not successfully complete the commercial implementation of our technology on a wide scale. Future advances may render our technology obsolete or less cost effective than competitive systems. Consequently, we may be unable to offer competitive services or offer appropriate new technologies on a timely basis or on satisfactory terms.

We Rely Upon Third-Party Manufacturers of Certain Components.

     We use outside parties to manufacture components of some of our products. These manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. Delays or quality control problems at our third-party manufacturers could harm our relationships with our customers, our operating results and cash flow. In addition, our reliance on third party manufacturers exposes us to risks that are out of our control relating to quality control and pricing. An increase in the price or reduction in the quality of the components produced by third party manufacturers could harm our business.

     RISKS RELATED TO THE SEMICONDUCTOR SECTOR.

     The results of operations of our Tower Semiconductor Ltd. affiliate can have a significant impact on our consolidated net income or loss and net income or loss per share. The activities of Tower are subject to certain risks, including the following:

Tower Must Operate at or Close to Capacity to Earn a Profit.

     Because fixed costs represent a substantial portion of the operating costs of semiconductor manufacturing operations, Tower must operate at or near capacity to be profitable. Tower has operated below capacity throughout 1999, although usage has improved recently. If operations do not continue to improve to near capacity levels, Tower will not be able to achieve profitable operations.

The Cyclical Nature of the Semiconductor Industry and the Resulting Periodic Overcapacity May Seriously Harm Our Business.

     The semiconductor industry has historically been highly cyclical and, at various times, has experienced significant economic downturns characterized by production overcapacity, reduced product demand, and rapid erosion of average selling prices. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand. As a result of this expansion, periods of overcapacity have frequently followed periods of increased demand. We expect this pattern to repeat in the future. Tower's operating results for 1996, 1997, 1998 and 1999 were harmed by a downturn in the semiconductor market. Future downturns could be severe and could seriously harm Tower's operating results.

Tower Must Advance its Portfolio of Process Technologies.

     The semiconductor market is characterized by the following:

o    rapid technological development;

o    evolving industry standards;

o    changes in customer requirements;

o    frequent new product introductions and enhancements; and

o short product life cycles with declining prices over the life cycle of the product.

Therefore, in order to serve its current customers and attract new customers, Tower must enhance its manufacturing process technologies. Tower is currently completing the development and/or production of new process technologies, including the CMOS image sensor, microFLASH(R) and 0.35 micron processes. Tower's ability to achieve and maintain profitable operations depends on the successful development and introduction to production of these processes. The development and introduction to production of new products is be subject to the following risks, which could seriously harm Tower's business:

o    problems or delays in the development of new processes;

o    competition in attracting and retaining customers for the new processes;
     and

o failure of products designed to use specialized processes to gain market acceptance.

Tower Depends on Technology Partners.

     In order to compete in its market, Tower must continue to advance its process technologies through its internal technology development efforts and technology alliances with leading semiconductor suppliers. Although Tower has an internal process development team dedicated to developing new semiconductor manufacturing process technologies, it is dependent on having technology partners to advance its portfolio of process technologies. If Tower is unable to continue its technology alliances, or is unable to enter into new technology alliances with other leading semiconductor suppliers, Tower may not be able to continue providing its customers with leading edge process technologies, which could seriously harm our company.

Tower's Facility Has Certain Limitations, and Tower May Not be Able to Obtain Financing for Additional Facilities.

     The trend within the semiconductor industry is toward reducing process geometries to 0.35, 0.25 and 0.18 microns, and even lower geometries. Because of certain facility and other constraints, Tower is unable to reduce its process geometries below 0.35 in its current facility. In order to successfully compete over the long term, Tower will probably need to expand its facilities by building or acquiring a new wafer fabrication facility. The cost of constructing a new facility would likely exceed $1 billion. Tower may not be able to obtain financing or government grants to initiate and implement this project.

Tower Depends on a Small Number of Customers for a Significant Portion of Its Revenues.

     Tower is largely dependent on two of its customers for the majority of its business. Although it is expanding its customer base, we expect that Tower will continue to receive a significant portion of its revenue from a limited number of customers. Loss or cancellation of business from or decreases in the prices of services sold to, any of these customers could seriously harm Tower. Tower's arrangements with certain customers permit these customers to reduce their orders. If its customers order significantly fewer wafers than forecast, Tower might have to reduce prices in order to sell its excess capacity. In addition, Tower might have difficulty adjusting its costs to compensate for revenue shortfalls due to lower than anticipated orders.

We May Not Continue to Receive the Grants and Tax Benefits From the Israeli Government that We Have Received in the Past.

     Tower has received certain grants and tax benefits from the government of Israel under its "Approved Enterprise" program. To continue to be eligible for these grants and tax benefits, Tower must meet certain conditions, including making certain specified investments in fixed assets by the end of 2000. To date, Tower has invested $127.3 million under its current $240 million program. We cannot assure you that Tower will complete the required investments by the end of 2000. If Tower loses the grants and benefits or is required to refund grants already received, the cost of implementing its capital plans will be higher. We cannot assure you that Tower will receive Approved Enterprise grants for any new capital expenditures.

We May Experience Difficulty in Achieving Acceptable Device Yields, Product Performance and Delivery Times as a Result of Manufacturing Problems.

     The process technology for the manufacture of semiconductor wafers is highly complex, requires advanced and costly equipment and is continuously being modified in an effort to improve device yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the production process or defects in the key materials and tools used to manufacture a particular wafer can cause a percentage of the wafers to be rejected or individual semiconductors on specific wafers to be non-functional. Tower has, from time to time, experienced production difficulties that have caused delivery delays and lower than expected device yields. Tower may also experience difficulty achieving acceptable device yields, product performance and product delivery times in the future as a result of manufacturing problems. These problems may result from, among other things, introduction of new processes or the expansion or upgrading of expanding existing facilities. Any of these problems could seriously harm Tower's business.

Development and Introduction to Production of Tower's Flash Memory Process Has Been Slower Than Anticipated.

     Tower has made a substantial investment of money and time in the development of microFLASH processes and products using this process. High density flash memory is a complex technology that requires strict manufacturing controls and effective test screens. Tower's microFLASH process is a breakthrough technology, the development and introduction to production of which has been delayed due to the complex nature of the engineering process. Tower expects to begin production of the first products utilizing the microFlash process late this year or early in 2000. Tower is not certain when products using this technology will be introduced into the market.

Demand for New Processes and Products is Difficult to Predict.

     The success of Tower's businesses depends on emerging markets and new products. In order for demand for its processes to grow, the markets for the end products using these processes must develop and grow. For example, the success of Tower's image sensor processes will depend, in part, on the markets for digital photography and video and computer teleconferencing. Because Tower's processes may be used in many new applications, it is difficult to forecast demand. Therefore, if demand is lower than expected, Tower may have excess capacity and if demand is higher than expected, it may be unable to fill all of the orders it receive.

Tower Depends on its Suppliers of Raw Materials and Equipment and Does Not Typically Have Long-Term Supply Contracts With Them.

     Tower depends on its suppliers of raw materials. To maintain competitive manufacturing operations, Tower must obtain from its suppliers, in a timely manner, sufficient quantities of quality materials at acceptable prices. Tower obtains most of its materials, including critical materials such as raw silicon wafers, from a limited number of suppliers.

     We cannot assure you that Tower will be able to obtain sufficient quantities of raw materials and other supplies of an acceptable quality or in a timely manner. If its ability to obtain sufficient quantities of raw materials and other supplies in a timely manner is substantially diminished or if there are significant increases in the costs of raw materials, it could seriously harm our company.

     Tower also depends on a limited number of manufacturers and vendors that make and sell the complex equipment it uses in its manufacturing processes. In periods of high market demand, the lead times from order to delivery of this equipment could be as long as 12 to 18 months. If there are delays in the delivery of this equipment or if there are increases in the cost of this equipment, it could seriously harm Tower's business.

                            SELLING SECURITY HOLDERS


     Certain of our security holders may sell, from time to time, up to 2,247,660 shares of our common stock pursuant to this prospectus. The table below identifies the selling security holders and indicates the number of shares that each selling security holder may sell pursuant to this prospectus. If a selling security holder transfers any of the shares shown in the table, the transferee will be considered a selling security holder for purposes of this prospectus, provided that (1) the transfer was a private placement and (2) the transferee is identified in a supplement to this prospectus.

                                    Number of Shares            Number of Shares
Name of Selling Security Holder     Prior to Sale               After Sale
-------------------------------     -------------               ----------

Bank Leumi USA(1)                      83,333(2)                      0(3)
Bank Leumi le-Israel, BM(1)           167,667(2)                      0(3)
Bounty Investors LLC(4)               890,514(5)                      0(3)
Maram Stern(6)                         20,000(2)                      0(3)

----------
(1) Holder of shares issuable pursuant to warrants to purchase shares of common stock for an exercise price of $3.31. The warrants will terminate if not exercised on or before August 30, 2002.

(2)  Assumes exercise of all warrants held by the named selling security holder.

(3) Assumes sale of all shares held by the selling security holder and registered in this prospectus.

(4) Holder of shares of common stock issuable upon (a) conversion of the $2 million principal amount of 0% Convertible Subordinated Debentures convertible into shares of common stock and (b) warrants to purchase 100,000 shares of common stock for an exercise price of $3.06625. The warrants will terminate if not exercised on or before October 12, 2002.

(5)  Assumes conversion of all debentures and exercise of all warrants.

(6) Holder of shares issuable upon exercise of warrants to purchase 20,000 shares of common stock for an exercise price of $3.06625. The warrants were issued as part of a finder's fee in connection with the issuance of the convertible debentures and will terminate if not exercised on or before October 12, 2002.


                                 USE OF PROCEEDS

     The shares covered by this prospectus are being offered by selling shareholders and not by our company. Therefore, we will not receive proceeds from the sale of shares. However, we will receive proceeds from the exercise of warrants. If all the warrants are exercised, we will receive $1,195,450. We expect to use any proceeds received upon the exercise of these warrants for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

     The selling security holders may sell shares:

     o through the Nasdaq Stock Market, otherwise in the over-the-counter market, in privately negotiated transactions or otherwise;

     o directly to purchases or through agents, brokers, dealers or underwriters; and

     o at market prices prevailing at the time or sale, at prices related to the prevailing market prices, or at negotiated prices.

     If a selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. This compensation may be greater than customary compensation.

     To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change in such information.

                                  LEGAL MATTERS

     Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus have been passed upon for us by Ehrenreich Eilenberg Krause & Zivian LLP, counsel to the our company. Sheldon Krause, a partner of Ehrenreich Eilenberg Krause & Zivian LLP, is a director of DSSI and the son-in-law of George Morgenstern, the Chairman of our Board of Directors, President and Chief Executive Officer.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 Form 10-K") have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

     The consolidated statement of operations and comprehensive loss of Data Systems & Software Inc. and its subsidiaries and the related consolidated statements of changes in shareholders' equity and cash flows for the year ended December 31, 1996 incorporated in this prospectus by reference from the 1998 Form 10-K have been audited by Brightman Almagor & Co. (formerly Igal Brightman & Co.), independent auditors, as stated in their report dated March 27, 1997, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Tower Semiconductor Ltd. and its subsidiaries incorporated in this prospectus by reference from the 1998 Form 10-K have been audited by Brightman Almagor & Co. (formerly Brightman Bar-Levav Friedman & Co.), independent auditors, as stated in their report dated January 26, 1999, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can obtain copies of our SEC filings at prescribed rates from the SEC Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to you free of charge at the SEC's web site at http:www.sec.gov.

     Shares of our common stock are traded on the Nasdaq National Market. Documents we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     You can read and print press releases, financial statements and additional information about us, free of charge, at our web site at http:www.dssiinc.com.

     This Prospectus is a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") filed by us with the SEC under the Securities Act of 1993, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of Common Stock offered hereby, please refer to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this Prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this Prospectus.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;


     (2) Our Quarterly Report on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;


     (3) Our Proxy Statement for the Annual Meeting of Stockholders held on June 14, 1999, filed with the SEC on May 25, 1999;


     (4) Our Current Reports on Form 8-K filed on June 16, 1999, September 9, 1999, as amended on November 12, 1999, and October 13, 1999;

     (5) The description of our common stock contained in our Registration Statement on Form 8-A, declared effective by the SEC on February 11, 1992, which was filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

     (6) The description of our Common Stock Purchase Rights contained in our Registration Statement on Form 8-A, declared effective by the SEC on _______, 1996, which was filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.


     You may request a free copy of these documents by writing to Investor Relations, Data Systems & Software Inc. 200 Route 17, Mahwah, New Jersey 07430, or by calling Investor Relations at (201) 529-2026.

     You should rely only on the information incorporated by reference or provided in this Prospectus or a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This Prospectus does not offer these securities in any state where the offer is not permitted. Also, this Prospectus does not offer to sell any securities other than the securities covered by this Prospectus. You should not assume that the information in this Prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the Nasdaq National Market listing fee.


SEC registration fee.                                    $1,183.98
NASDAQ National Market listing fee                       $  24,900
Legal fees and expenses                                  _________
Accounting fees and expenses                             _________
Miscellaneous expenses                                   _________


Total                                                    $________


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Amended and Restated Certificate of Incorporation and the Amended Bylaws of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the General Corporation Law of Delaware ("DGCL"). Section 145 of the DGCL provides that the Registrant, as a Delaware corporation, is empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (including a derivative action) in which such person is mad a party by reason of his being or having been a director, officer, employee or agent of the Registrant (each, an "Indemnitee"); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonable believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, and Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Pursuant to Section 145 of the DGCL, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

     In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 102(b) (7) of the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

     Please see Index of Exhibits on Page II-5 below.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that paragraphs A(1)(i) and A(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT
EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  UNDERTAKING IN RESPECT OF INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, New Jersey on this 10th day of December, 1999.


                                    DATA SYSTEMS & SOFTWARE INC.

                                    By:   /s/ George Morgenstern
                                          -------------------------------------
                                          George Morgenstern
                                          President and Chief Executive Officer



SIGNATURE                                           TITLE
---------                                           -----

/s/ George Morgenstern                 Chairman, President, CEO and Director
------------------------------
George Morgenstern


/s/ Yacov Kaufman                      Vice President, Chief Financial Officer
------------------------------         (Principal Financial Officer, Principal
Yacov Kaufman                          Accounting Officer)


               *                       Director
------------------------------
Robert Kuhn


               *                       Director
------------------------------
Allen I. Schiff


               *                       Director
------------------------------
Harvey Eisenberger


               *
------------------------------         Director
Maxwell Rabb


               *                       Director, Secretary
------------------------------
Sheldon Krause


                                       Director
------------------------------
Susan L. Malley


*By: /s/ George Morgenstern
     ------------------------------
     Attorney-in-Fact

                               INDEX OF EXHIBITS

 Exhibit
 Number             Description
--------------------------------------------------------------------------------


     2.1 Warrant Agreement between the Registrant and Bank Leumi USA dated as of August 30, 1999 (incorporated herein by reference to the Registrant's Report on Form 10-Q for the quarter ended September 30, 1999).


     2.2 Securities Purchase Agreement between the Registrant and Bounty Investors LLC, dated as of October 12, 1999, relating to the purchase and sale of the Registrant's 0% Convertible Subordinated Debentures and Warrants, including forms of Debentures, Warrants and Registration Rights Agreement annexed as exhibits thereto (incorporated herein by reference to the Registrant's Report on Form 8-K dated October 13, 1999).


     5.1 Opinion of Ehrenreich Eilenberg Krause & Zivian LLP.

     23.1 Consent of Deloitte & Touche LLP.

     23.2 Consent of Brightman Almagor & Co.

     23.3 Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in
Exhibit 5.1).

     24.1* Power of Attorney .



* Previously filed.